Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Joanne Wanstreet	David L. Cowen
	440/347-1252	440/347-5333
Web Site: http://www.lubrizol.com
Lubrizol Announces Strong Earnings Growth for 2006
CLEVELAND, Ohio, February 7, 2007 – The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings from continuing operations for the fourth quarter ended December 31, 2006 were $21.7 million, or $.31 per diluted share, including restructuring and impairment charges of $.41 per diluted share. These restructuring and impairment charges consisted primarily of a $0.37 per diluted share non-cash charge related to the impairment of the Noveon trade name announced on January 17, 2007. Comparable earnings from continuing operations for the fourth quarter of 2005 were $28.5 million, or $.41 per diluted share, which included restructuring and impairment charges of $.03 per diluted share.
Q4 Consolidated Results Detail
Excluding restructuring and impairment charges, adjusted earnings from continuing operations were $50.1 million, or $.72 per diluted share, for the fourth quarter of 2006 compared to $30.6 million, or $.44 per diluted share, for the fourth quarter of 2005.
Adjusted earnings from continuing operations for the fourth quarter of 2006 increased compared to the prior-year fourth quarter largely as a result of improvement in the combination of price and product mix, other income associated with legal settlements, a favorable tax rate and reduced net interest expense, which offset higher raw material costs, lower volume, and higher selling, testing, administrative and research (STAR) expenses.
Consolidated revenues for the quarter increased 6 percent to $985 million compared to $932 million in the fourth quarter of 2005. Improvements in the combination of price and product mix increased revenues 10 percent and currency had a 1 percent favorable impact, while volume declined 5 percent compared to the fourth quarter of 2005. Lower volume was, in part, attributable to customer order patterns and an unfavorable comparison to the strong fourth quarter of 2005. The increase in STAR expenses in the quarter reflected higher variable compensation, increased funding to support growth initiatives and costs associated with implementation of a project to bring both segments onto a common information systems
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platform. As compared to the fourth quarter of 2005, the lower 2006 tax rate increased adjusted earnings from continuing operations in the quarter by $.08 per diluted share. The primary reasons for the lower tax rate in the fourth quarter of 2006 were the favorable resolution of prior-year tax matters, the December extension of the U.S. research and development tax credit and foreign subsidiary tax savings.
Cash flow from operations for the quarter was $90 million, an increase of 15 percent over the same period in 2005. Total debt reduction in the fourth quarter of 2006 was $31 million, comprised primarily of repayments under the company’s euro credit facility.
Discontinued operations had a net loss of $2.6 million for the fourth quarter of 2006, attributable to post-closing costs and adjustments related to two businesses sold in the second quarter of 2006.
Consolidated 2006 Results
For the full year of 2006, consolidated revenues increased 12 percent to $4.0 billion compared to $3.6 billion in 2005. Consolidated earnings from continuing operations were $181.8 million, or $2.62 per diluted share, including a pre-tax restructuring and impairment charge of $51.9 million, or $.47 per diluted share. Earnings from continuing operations for 2005 were $161.5 million, or $2.35 per diluted share, including a pre-tax restructuring and impairment charge of $15.9 million, or $.15 per diluted share. Excluding the restructuring and impairment charges in both periods, adjusted earnings from continuing operations of $3.09 per diluted share in 2006 increased 24 percent compared to $2.50 per diluted share in 2005.
Segment Results
In the fourth quarter of 2006, Lubricant Additives segment revenues of $633 million were 7 percent higher than the fourth quarter of 2005. Compared to the year-earlier quarter, revenues increased as a result of a 12 percent improvement in the combination of price and product mix and 2 percent favorable currency, partially offset by a volume decrease of 7 percent compared to the record fourth quarter of 2005 caused by customer order patterns and product reformulations. Average raw material cost in the quarter increased 14 percent compared to the fourth quarter of 2005. Lubricant Additives segment operating income of $70 million in the quarter increased 45 percent compared to the fourth quarter of 2005 as a result of progress in addressing higher raw material costs, legal settlements with suppliers and operating cost savings associated with the closure of the Bromborough, U.K. manufacturing facility. Operating margins in the fourth quarter of 2005 were compressed severely as the company experienced significantly higher raw material and operating costs in the aftermath of the U.S. Gulf coast hurricanes of 2005.
For the full year 2006, Lubricant Additives segment revenues increased 14 percent to $2.6 billion and operating income increased 15 percent to $306 million.
The Specialty Chemicals segment reported revenues of $351 million in the fourth quarter of 2006, an increase of 4 percent over the prior-year fourth quarter results of $338 million. Compared to the year-earlier period, the higher revenues reflected a 2 percent increase in volume, a 1 percent improvement in the combination of price and product mix and 1 percent favorable currency. The Specialty Chemicals segment experienced volume increases of 56 percent in Latin America, 19 percent in Asia-Pacific and 7 percent in Europe, which offset a
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5 percent volume decline in North America resulting from weakness in textile coatings and plumbing applications. North American plumbing suffered from comparison to the record fourth quarter of 2005 that benefited from strong construction activity in the U.S. Specialty Chemicals segment operating income was $32.2 million for the fourth quarter of 2006, a decline of 10 percent when compared to the year-earlier period. The decline in operating income reflected an unfavorable comparison in TempRite® North American plumbing volumes, increased STAR expenses resulting from higher spending for growth initiatives and information system implementation costs.
Specialty Chemicals segment revenues for the full year of 2006 were $1.4 billion, an increase of 7 percent over 2005, while full-year operating income rose 11 percent to $168 million.
Earnings Outlook
The company issued full-year 2007 earnings guidance in the range of $3.33 to $3.53 per diluted share including $.03 per diluted share of restructuring credits on the sale of a closed manufacturing site. Excluding the restructuring and impairment credits or charges in both years, the company projects adjusted earnings in the range of $3.30 to $3.50 per diluted share, or approximately 7 to 13 percent higher compared to 2006 adjusted earnings from continuing operations of $3.09 per diluted share.
Key assumptions for this guidance include:
•	Revenue growth of approximately 6 to 7 percent compared to 2006;

•	Volume growth in the Lubricant Additives segment of approximately 0.5 percent, consistent with the growth rate of the global additive market;

•	Volume growth in the Specialty Chemicals segment of approximately 7 percent;

•	Stable raw material costs compared to the 2006 year-end run rate;

•	STAR expenses of approximately 14.5 percent of revenues;

•	Net interest expense of $75 million for the year;

•	An effective tax rate of 34.75 percent for the year;

•	Depreciation and amortization of $136 million and $24 million, respectively;

•	The euro to average $1.30 for the year;

•	Capital expenditures of approximately $175 million to $180 million;

•	Approximately 70 million shares outstanding reflecting share repurchases sufficient to offset dilution from stock-based incentive compensation.
Commentary
Commenting on the results, James L. Hambrick, Chairman, President and Chief Executive Officer, said, “I am very pleased with how the fourth quarter contributed to our strong increase in operating results for 2006. I am equally as pleased with the progress we made on positioning for increased organic growth, expanded global reach and improved operational efficiency that contributed to the year’s success.
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“The year presented challenges regarding higher raw material costs. However, we met rising costs decisively with the necessary pricing measures.
“We made good progress on the strategic initiatives that are positioning us for even greater success in the future. We improved the profitability of our Engine Oils business and took steps that will yield similar benefits in our Performance Coatings business. We continued to pay down our debt. And we completed the divestiture of the non-core businesses that came with the Noveon International acquisition and returned our full focus to growing the business.
“We remained committed to technical innovation as a cornerstone of our growth efforts with a number of high-potential initiatives launched during the year. For example:
•	In Consumer Specialties, we capitalized on emerging needs through extensions to our Carbopol® thickeners and our Fixate® polymers;

•	In Engine Additives, we introduced new technology to meet the lubrication needs of low-emission diesel engines using ultra-low sulfur fuel;

•	In Performance Coatings, we introduced a new Carboset® polymer that reduces the effort of applying masonry coatings and improves their durability;

•	In Driveline Additives, we launched two new product families, one for use in automatic transmissions in passenger vehicles and the other for use in farm tractors; and

•	In Specialty Materials, we expanded our TempRite® Engineered Polymers presence in commercial building water distribution and fire sprinkler systems.
“While our fourth quarter shipment volume was off the record-setting pace of the fourth quarter of 2005, we are confident in our prospects for 2007. With the diversity of markets we now serve and our global business approach, we are less susceptible to the effects of slowdowns in any particular sector or region of the world. Demand for our products is strong entering the year and we are committed to delivering on our strategic priorities of organic growth, operational efficiency and complementary acquisitions.”
Conference Call on the Web
An audio webcast of the fourth quarter earnings conference call with investors will be available today live at 11:00 a.m. Eastern time on the investor earnings release page of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the Web site.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and
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additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation, a Fortune 500 company, owns and operates manufacturing facilities in 20 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,700 employees worldwide. Revenues for 2006 were $4.0 billion. For more information, visit www.lubrizol.com.
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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; the company’s ability to raise prices in an environment of increasing raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions of Dollars Except Per Share Data)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Net sales	$983.1	$930.3	$4,036.4	$3,618.8

Royalties and other revenues	1.5	1.3	4.4	3.4

Total revenues	984.6	931.6	4,040.8	3,622.2

Cost of sales	747.1	714.3	3,041.9	2,696.6

Selling and administrative expenses	101.1	88.7	381.7	348.4

Research, testing and development expenses	52.7	53.2	205.5	198.9

Amortization of intangible assets	6.0	5.9	23.7	23.5

Restructuring and impairment charges	45.6	3.3	51.9	15.9

Total costs and expenses	952.5	865.4	3,704.7	3,283.3

Other income (expense) — net	8.5	(0.1)	8.3	1.6

Interest expense — net	17.9	22.5	79.3	97.0

Income from continuing operations before income taxes	22.7	43.6	265.1	243.5
Provision for income taxes	1.0	15.1	83.3	82.0

Income from continuing operations	21.7	28.5	181.8	161.5
Discontinued operations — net of tax	(2.6)	3.6	(76.2)	27.8

Net income	$19.1	$32.1	$105.6	$189.3

Basic earnings (loss) per share:
Continuing operations	$0.32	$0.42	$2.65	$2.38
Discontinued operations	(0.04)	0.05	(1.11)	0.41

Net income per share, basic	$0.28	$0.47	$1.54	$2.79

Diluted earnings (loss) per share:
Continuing operations	$0.31	$0.41	$2.62	$2.35
Discontinued operations	(0.04)	0.05	(1.10)	0.40

Net income per share, diluted	$0.27	$0.46	$1.52	$2.75

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	December 31,
	2006	2005
Assets

Cash and short-term investments	$575.7	$262.4

Receivables	573.6	585.6

Inventories	589.0	586.0
Other current assets	98.0	138.3

Total current assets	1,836.3	1,572.3

Property and equipment — net	1,081.3	1,184.4

Goodwill and intangible assets — net	1,398.9	1,543.4
Investments and other assets	69.7	66.2

Total	$4,386.2	$4,366.3

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$3.7	$7.9
Accounts payable	340.5	372.2
Accrued expenses and other current liabilities	287.8	284.8

Total current liabilities	632.0	664.9

Long-term debt	1,538.0	1,662.9
Other noncurrent liabilities	456.1	420.3

Total liabilities	2,626.1	2,748.1

Minority interest in consolidated companies	52.7	51.0

Shareholders’ equity	1,707.4	1,567.2

Total	$4,386.2	$4,366.3

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Year
	Ended December 31,
	2006	2005
Cash provided by (used for):

Operating activities:
Net income	$105.6	$189.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	161.8	179.8
Deferred income taxes	29.8	10.3
Deferred compensation	19.5	16.3
Restructuring and impairment charges	105.6	11.1
Net change in working capital	(114.7)	(37.5)
Other items — net	27.2	(7.1)

Total operating activities	334.8	362.2

Investing activities:
Capital expenditures	(130.9)	(136.7)
Net proceeds from divestitures and sales of property and equipment	281.9	30.1
Other items — net	0.4	(0.2)

Total investing activities	151.4	(106.8)

Financing activities:
Changes in short-term debt — net	(0.6)	(4.0)
Repayments of long-term debt	(143.4)	(512.2)
Proceeds from the issuance of long-term debt	—	235.0
Dividends paid	(71.2)	(70.4)
Proceeds from the exercise of stock options	31.3	38.8

Total financing activities	(183.9)	(312.8)

Effect of exchange rate changes on cash	11.0	(16.1)

Net increase (decrease) in cash and short-term investments	313.3	(73.5)

Cash and short-term investments at the beginning of period	262.4	335.9

Cash and short-term investments at the end of period	$575.7	$262.4

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Revenues from external customers:
Lubricant Additives	$633.2	$594.0	$2,600.5	$2,280.0
Specialty Chemicals	351.4	337.6	1,440.3	1,342.2

Total revenues	$984.6	$931.6	$4,040.8	$3,622.2

Segment operating income:
Lubricant Additives	$70.1	$48.4	$306.1	$266.6
Specialty Chemicals	32.2	35.6	167.6	150.9

Total segment operating income	102.3	84.0	473.7	417.5

Corporate expenses	(17.4)	(14.6)	(73.6)	(61.1)
Corporate other income (expense) — net	1.3	—	(3.8)	—
Restructuring and impairment charges	(45.6)	(3.3)	(51.9)	(15.9)
Interest expense — net	(17.9)	(22.5)	(79.3)	(97.0)

Income from continuing operations before income taxes	$22.7	$43.6	$265.1	$243.5

The Lubrizol Corporation
Reconciliation of Earnings from Continuing Operations to Earnings As Adjusted for the Three Months and Years Ended December 31, 2006 and 2005
(In Millions of Dollars, Except Per Share Data)

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings from continuing operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is income from continuing operations per our consolidated results, adjusted for exclusion of restructuring and impairment charges. Management believes that both earnings from continuing operations and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings from continuing operations and earnings as adjusted.

	Three Months Ended			Three Months Ended
	December 31, 2006			December 31, 2005
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$22.7	$21.7	$0.31	$43.6	$28.5	$0.41

Adjustments:
Restructuring and impairment charges	45.6	28.4	0.41	3.3	2.1	0.03

Earnings as adjusted (Non-GAAP)	$68.3	$50.1	$0.72	$46.9	$30.6	$0.44

	Year Ended			Year Ended
	December 31, 2006			December 31, 2005
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$265.1	$181.8	$2.62	$243.5	$161.5	$2.35

Adjustments:
Restructuring and impairment charges	51.9	32.7	0.47	15.9	10.7	0.15

Earnings as adjusted (Non-GAAP)	$317.0	$214.5	$3.09	$259.4	$172.2	$2.50

The Lubrizol Corporation
Summary of Discontinued Operations
Results for the Three Months and Years Ended December 31, 2006 and 2005
(In Millions, Except Per Share Data)

	Q4	Q4	YTD	YTD
	2006	2005	2006	2005
Discontinued operations, net of tax:

Operating results of discontinued operations	$—	$3.6	$(59.6)	$24.8
(Loss) gain on sale of discontinued operations	(2.6)	—	(16.6)	3.0

Total Discontinued Operations, net of tax	$(2.6)	$3.6	$(76.2)	$27.8

Computation of Shares Outstanding Amounts:

Weighted Average Common Shares Outstanding	69.1	68.2	68.7	67.9
Dilutive effect of stock options and awards	0.7	1.0	0.6	0.9

Denominator for per share calculation, diluted	69.8	69.2	69.3	68.8

Diluted (Loss) Earnings per Share:

Operating Results of Discontinued Operations, net of tax	$—	$0.05	$(0.86)	$0.36
Loss on Sale of Discontinued Operations, net of tax	(0.04)	—	(0.24)	0.04

Diluted (loss) earnings per share of discontinued operations, net of tax	$(0.04)	$0.05	$(1.10)	$0.40

Reconciliation of Earnings (Loss) from Operations of Discontinued Operations to Earnings as Adjusted from Discontinued Operations:

Earnings (loss) from operating results of discontinued operations	$—	$3.6	$(59.6)	$24.8
Adjustment: Impairment charges, net of tax	—	—	(60.6)	—

Earnings as adjusted from discontinued operations (Non-GAAP)	$—	$3.6	$1.0	$24.8

Reconciliation of Earnings (Loss) from Operations of Discontinued Operations to Earnings as Adjusted from Discontinued Operations on a per share basis:

Earnings (loss) from operating results of discontinued operations	$—	$0.05	$(0.86)	$0.36
Adjustment: Impairment charges, net of tax	—	—	(0.87)	—

Earnings as adjusted from discontinued operations (Non-GAAP)	$—	$0.05	$0.01	$0.36

Earnings as adjusted from discontinued operations (Non-GAAP) is a measure of income that differs from earnings (loss) from operations of discontinued operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted from discontinued operations (Non-GAAP) is earnings (loss) from operating results of discontinued operations per our consolidated results, adjusted for exclusion of impairment charges. Management believes that both earnings (loss) from operating results of discontinued operations and earnings as adjusted from discontinued operations for exclusion of these impairment charges assist the investor in understanding the results of operations of the discontinued operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings (loss) from operating results of discontinued operations and earnings as adjusted from discontinued operations.